Exhibit 99.1

For Distribution at 4:05 PM	For more information, contact:
October 26, 2015	Jenny Highlander, APR, CPRC
Director, Corporate Communications jhighlander@rtix.com
Phone (386) 418-8888

CHRISTOPHER R. SWEENEY, THOMAS A. MCEACHIN JOIN RTI SURGICAL BOARD OF DIRECTORS

ALACHUA, Fla. (Oct. 26, 2015) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, announced today that Christopher R. Sweeney, a partner with Water Street Healthcare Partners, a strategic investor focused exclusively on the health care industry, has joined the company’s board of directors as a designee of its preferred shareholder, Water Street, effective immediately. Additionally, the company announced that Thomas A. McEachin, formerly vice president and group chief financial officer of Covidien Surgical Solutions, the largest division of Covidien, plc, which is now part of Medtronic, has been appointed to the company’s board of directors effective Dec. 3, 2015. McEachin will be eligible for election for a full term at the 2016 annual meeting.

“We are very pleased to have Chris and Tom join our board of directors,” said Brian K. Hutchison, RTI president and CEO. “They each bring a unique perspective and a wealth of knowledge to our board, and I am confident their contributions will be very positive for our company.”

Sweeney has invested in the health care industry for his entire career. During his tenure at Water Street, he has been instrumental in building a leading group of companies that specialize in designing, manufacturing and distributing a range of diagnostic devices and medical products. Prior to founding Water Street, Sweeney was a principal with Cleary & Oxford, a middle-market health care investment banking firm. In this role, he represented numerous companies, including Johnson & Johnson, Kimberly-Clark, Medex and B. Braun. Sweeney currently also serves on the boards of directors of Breg, a premier provider of sports medicine products and services, and Sarnova, the nation’s leading specialty distributor of health care products to the emergency medical services and acute care markets. He received bachelor’s degrees in economics and history from Williams College.

Sweeney’s addition to the board coincides with the departure of Ned H. Villers, a partner with Water Street who has resigned from the board due to other commitments. Villers had served on the company’s board since July 2013.

McEachin is an executive whose career spans four decades of financial leadership across multiple technology-oriented industries, including medical devices, aerospace and information systems. During his tenure at Covidien Surgical Solutions, he transformed the finance team into a high-performance group, providing both strategic counsel and financial discipline to the organization. He helped acquire and integrate several companies as part of a technology diversification strategy. McEachin retired from Covidien in April 2012. Prior to Covidien, McEachin held executive financial positions at United Technologies and its affiliates, Digital Equipment and Xerox.

McEachin has an M.B.A. from Stanford University’s Graduate School of Business and a B.Sc. in Operations Research and Industrial Engineering from New York University’s School of Engineering & Science. He also completed the Advanced Management Program at the Wharton School at the University of Pennsylvania. He is a trustee of the Wadsworth Atheneum, the oldest public art institution in the United States and serves on their executive, finance and audit committees. He is also on the board of directors of the Connecticut Science Center, a member of their executive committee and chair of the audit committee.

McEachin’s addition to the board coincides with the retirement of Roy D. Crowninshield, PhD from the company’s board of directors, which will be effective on Dec. 2, 2015. Dr. Crowninshield has served on the company’s board since February 2008.

“We appreciate Ned’s and Roy’s commitment to RTI Surgical during their tenure on our board,” said Hutchison. “They have contributed to the company’s growth and we wish them well in their future endeavors.”

The departures and additions to the board keeps the total number of directors at nine.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.